Autodesk press release
Contact:    Renée Francis, 628-888-4599
Email:     renee.francis@autodesk.com

Autodesk announces nomination of Omar Abbosh to board
Company also announces Stephen Milligan will not stand for re-election to board of directors

SAN FRANCISCO, April 24, 2026 — Autodesk, Inc. (NASDAQ: ADSK) today announced its Board of Directors has nominated Omar Abbosh as a new independent director for election by shareholders at the company's annual general meeting.
Abbosh is a global business and technology leader who currently serves as chief executive officer of Pearson. Prior to Pearson, he held senior leadership roles at Microsoft and Accenture, where he worked at the intersection of technology, strategy, and large-scale business transformation.
"Omar’s experience as a CEO deeply focused on using AI to improve customer experience in all stages of the SasS lifecycle will be highly valuable to Autodesk," said Smith. "We are pleased to nominate him to the board and look forward to the perspective he will bring as Autodesk continues to help customers design and make a better world."
“Autodesk has an important role to play in helping its customers navigate change and compete in a more connected, data-rich world," said Abbosh. "I am excited for the potential to join the board and support the company as it advances its strategy, serves its customers, and creates value over the long term."
Autodesk also announced Stephen Milligan has informed the board that he will not stand for re-election to Autodesk's Board of Directors at the company's upcoming annual general meeting. Milligan will continue to serve as a director until the conclusion of his current term.
"On behalf of the board, I thank Stephen for his service and many contributions to Autodesk," said Stacy Smith, chair of Autodesk's Board of Directors. "Stephen has brought valuable perspective from his deep financial and executive leadership experience to the board, and we appreciate the role he has played in helping guide Autodesk's strategy and governance. We wish him all the best."
Milligan is a seasoned technology executive with significant public company leadership experience and has served on the company’s audit committee during his tenure.
Following Milligan's decision not to stand for re-election and Abbosh's appointment, Autodesk's Board will continue to consist of 11 directors, 10 of whom are independent, following the annual meeting.
The nomination of directors to be elected at the annual general meeting will be described in Autodesk's proxy materials to be filed with the U.S. Securities and Exchange Commission.

About Autodesk
The world’s designers, engineers, builders, and creators trust Autodesk to help them design and make anything. From the buildings we live and work in, to the cars we drive and the bridges we drive over. From the products we use and rely on, to the movies and games that inspire us. Autodesk’s Design and Make Platform unlocks the power of data to accelerate insights and automate processes, empowering our customers with the technology to create the world around us and deliver better outcomes for their business and the planet. For more information, visit autodesk.com or follow @autodesk. #MakeAnything